EX-99.1

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2023 RESULTS

Evansville, Indiana, November 16, 2023 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the third quarter ended October 28, 2023.

Highlights

•
Total quarterly net sales were down 6.4 percent; Unseasonably hot weather in September and October resulted in soft seasonal and non-athletic fall sales at Shoe Carnival stores.
•
Shoe Station net sales increased low-double digits in third quarter 2023 versus prior year and its results were accretive to Company operating income margin.
•
Children’s category sales grew low-single digits during Back-to-School, resulting in continued market share gains and the second highest category sales in the Company’s 45-year history.
•
Gross profit margin of 36.8 percent exceeded 35 percent for the 11th consecutive quarter.
•
Dividend increased 20 percent during the quarter and now represents a 166 percent increase compared to three years ago.
•
Annual guidance has been lowered, reflective of soft seasonal sales and limited visibility on customer holiday shopping.

“Our team delivered a successful Back-to-School season, with solid growth in the children’s business, double-digit Shoe Station banner growth and continued market share gains in the family footwear channel. After Labor Day, Shoe Carnival banner results softened and were below our expectations, as persistently hot and dry weather led to soft seasonal sales and a sluggish start to the boot season,” said Mark Worden, President and Chief Executive Officer.

“Despite near-term sales headwinds, our robust gross profit margins, debt-free balance sheet and strong cash flow generation position the Company well to pursue additional growth initiatives and M&A opportunities in 2024,” concluded Mr. Worden.

Third Quarter Operating Results

Net sales were $319.9 million, down 6.4 percent in the quarter compared to third quarter 2022 and comparable store sales were down 7.4 percent, primarily due to softening trends after Labor Day. August net sales, driven by a successful Back-to School season, were the second highest children’s category sales in the Company’s 45-year history. Trends softened versus the prior year in Shoe Carnival stores after Labor Day as sales of seasonal and fall merchandise were slow due primarily to unseasonably warm weather. Sales in September and October resulted in high single-digit comparable sales declines with seasonal boot comparable sales declining in the low-twenties for the entire third quarter.

The Shoe Station banner increased net sales low double-digits in the quarter compared to third quarter 2022, led by sales from new stores and the launch of the Shoe Station e-commerce site in early 2023.

The Company’s total e-commerce sales increased nearly 10 percent in third quarter 2023 compared to third quarter 2022 demonstrating the Company’s effectiveness with investments in digital marketing and CRM.

Gross profit margin in third quarter 2023 was 36.8 percent, marking the 11th consecutive quarter the Company’s gross profit margin exceeded 35 percent. Increased gross profit margin over the long-term has been a key driver of the Company’s profit transformation. Compared to third quarter 2019, gross profit margin expanded by 590 basis points. The near-term 150 basis point gross profit margin decline compared to third quarter 2022 was primarily due to the unseasonable fall weather, which slowed boot sales and led to increased promotions of seasonal merchandise in September and October.

Selling, General and Administrative expenses (“SG&A”) were $89.8 million in third quarter 2023, or 28.1 percent of net sales. The increase of $2.5 million in the quarter versus prior year reflected an increase in advertising investment which drove growth in children’s sales during the Back-to-School season and market share gains over the entire quarter.

The effective tax rate in third quarter 2023 of 23.8 percent was lower than the prior year rate of 25.6 percent. The effective tax rate for the full year is expected to be between 23 and 24 percent compared to 25.2 percent in 2022.

Third quarter 2023 net income was $21.9 million, or $0.80 per diluted share, compared to third quarter 2022 net income of $32.7 million, or $1.18 per diluted share. Results were below expectations given the unfavorable weather trends experienced post Labor Day and have resulted in lower full year 2023 expectations for the Company. Compared to the Company’s longer-term historical profit results, third quarter 2023 EPS of $0.80 is more than any full year EPS prior to fiscal 2018.

Fiscal 2023 Earnings Outlook

A softer than expected start to the fall seasonal categories has continued into November. In addition, there is uncertainty regarding customer holiday shopping and broader macro-economic conditions remain volatile. The Company now expects to deliver on the following annual guidance for 2023, which includes 53 weeks compared to 52 weeks in 2022:

2023
Guidance
Diluted earnings per share ("EPS")	$2.65 to $2.75
Net sales (in billions)	$1.16 to $1.18
Gross profit margin	~36%
SG&A (in millions)	$323 to $327
SG&A as a percent of net sales	~28%
Operating income (in millions)	$92 to $96
Net income (in millions)	$72 to $75

Cash flows from operations (in millions)	$105 to $115
Capital expenditures (in millions)	$48 to $53

Merchandise inventories (in millions)	- ~$40

Comparable store sales	-8.5% to -9.5%
New stores	~6

The revised 2023 outlook reflects a fourth quarter 2023 comparable net sales decline of 9 percent to 12 percent, net sales of approximately $265 million to $285 million, and EPS of $0.54 to $0.64. Net sales and EPS in fourth quarter 2022 were $291 million and $0.79, respectively.

Merchandise Inventory

The Company’s inventory optimization improvement plan continued to progress ahead of target, with third quarter 2023 ending inventory 6 percent lower than the prior year. The Company remains on track to achieve further inventory efficiencies this year and expects year end inventory dollars to be down over 10 percent versus fiscal 2022 year end.

Store Count, Modernization and Planned Store Growth

In October 2023, the Company opened its 401st store, now operating 373 Shoe Carnival stores and 28 Shoe Station stores. Store productivity and profitability have increased significantly for the fleet since the last time the Company operated 400 stores in 2018.

The Company continues to modernize its fleet through a multi-year remodel program. As of October 28, 2023, 55 percent of the fleet modernization was complete and is expected to approach two-thirds complete in the summer of 2024.

The Company has a strategic growth roadmap in place to surpass 500 stores and aims to be a multi-billion dollar retailer in 2028, inclusive of organic growth and strategic M&A activity.

As an extension to its store modernization program, the Company modernized and relaunched its shoecarnival.com website in late October 2023 and earlier in the year launched the shoestation.com website. Combined with advanced CRM capabilities, these investments enhance the customers’ omnichannel interaction with the Company and support the Company’s ability to drive long-term, sustainable growth. The relaunched website incorporates improvements in search capability, use of predictive analytics, and improved product imagery and speed of operation.

Capital Management

The 2022 fiscal year end marked the 18th consecutive year the Company ended a year with no debt, and through year-to-date November, the Company continued to fund its operations without debt. At the end of third quarter 2023, the Company had approximately $71 million of cash, cash equivalents and marketable securities and approximately $100 million in borrowing capacity. Compared to third quarter 2022, cash and cash equivalents increased almost $23 million in third quarter 2023 and cash flow from operations increased over $50 million year-to-date 2023 compared to year-to-date 2022. The Company’s continued strong operating cash flow generation is expected to more than fully fund store remodels and growth planned in the balance of 2023 as well as provide the capacity to invest further in internal and external growth opportunities in 2024 if conditions are appropriate.

Dividend and Share Repurchase Program

In September 2023, the Company’s Board of Directors approved a dividend increase of 20 percent. The dividend was paid on October 17, 2023, to shareholders of record as of the close of business on October 3, 2023. With the increase in the quarter, the Company has increased its dividend by 166 percent since third quarter 2020 and has paid 46 consecutive quarterly dividends.

During the quarter, the Company repurchased 230,696 shares at a weighted average price per share of $23.60, totaling approximately $5.4 million. As of October 28, 2023, the Company had approximately $44.6 million available for future repurchases under its $50 million share repurchase program if deemed appropriate.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the third quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of November 16, 2023, the Company operates 401 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Steve R. Alexander

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; our ability to maintain current promotional intensity levels; the effects and duration of economic downturns and unemployment rates; our ability to achieve expected operating results, synergies, and other benefits from the Shoe Station acquisition within expected time frames, or at all; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis, such as COVID-19, and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments.; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$319,914	$341,661	$895,713	$971,456
Cost of sales (including buying, distribution and occupancy costs)	202,213	210,812	574,030	614,614
Gross profit	117,701	130,849	321,683	356,842
Selling, general and administrative expenses	89,766	87,272	248,147	239,092
Operating income	27,935	43,577	73,536	117,750
Interest income	(833)	(395)	(1,744)	(565)
Interest expense	71	64	208	224
Income before income taxes	28,697	43,908	75,072	118,091
Income tax expense	6,836	11,256	17,244	29,633
Net income	$21,861	$32,652	$57,828	$88,458
Net income per share:
Basic	$0.80	$1.19	$2.12	$3.20
Diluted	$0.80	$1.18	$2.11	$3.17
Weighted average shares:
Basic	27,258	27,454	27,272	27,674
Diluted	27,400	27,700	27,433	27,940

Cash dividends declared per share	$0.120	$0.090	$0.320	$0.270

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	October 28,	January 28,	October 29,
	2023	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$59,895	$51,372	$37,168
Marketable securities	11,226	11,601	10,353
Accounts receivable	3,105	3,052	7,762
Merchandise inventories	368,344	390,390	392,286
Other	19,469	13,308	16,865
Total Current Assets	462,039	469,723	464,434
Property and equipment – net	164,982	141,435	136,534
Operating lease right-of-use assets	337,833	318,612	305,696
Intangible assets	32,600	32,600	32,600
Goodwill	12,023	12,023	11,465
Other noncurrent assets	13,995	15,388	15,607
Total Assets	$1,023,472	$989,781	$966,336

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$42,944	$78,850	$88,329
Accrued and other liabilities	21,394	20,281	22,939
Current portion of operating lease liabilities	57,091	58,154	52,489
Total Current Liabilities	121,429	157,285	163,757
Long-term portion of operating lease liabilities	305,322	285,074	277,681
Deferred income taxes	16,647	11,844	8,592
Deferred compensation	9,770	9,840	10,395
Other	398	170	326
Total Liabilities	453,566	464,213	460,751
Total Shareholders’ Equity	569,906	525,568	505,585
Total Liabilities and Shareholders’ Equity	$1,023,472	$989,781	$966,336

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 28, 2023	October 29, 2022
Cash Flows From Operating Activities
Net income	$57,828	$88,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,193	16,623
Stock-based compensation	3,548	4,536
Loss (Gain) on retirement and impairment of assets, net	79	(595)
Deferred income taxes	4,803	11,291
Non-cash operating lease expense	41,853	35,496
Other	305	472
Changes in operating assets and liabilities:
Accounts receivable	(53)	6,700
Merchandise inventories	22,046	(108,087)
Operating leases	(41,888)	(36,863)
Accounts payable and accrued liabilities	(33,473)	10,483
Other	(6,891)	(9,567)
Net cash provided by operating activities	69,350	18,947

Cash Flows From Investing Activities
Purchases of property and equipment	(43,601)	(63,648)
Investments in marketable securities	(71)	(17)
Sales of marketable securities	0	3,040
Other	0	1,402
Net cash used in investing activities	(43,672)	(59,223)

Cash Flow From Financing Activities
Proceeds from issuance of stock	145	144
Dividends paid	(8,928)	(7,524)
Purchase of common stock for treasury	(5,445)	(30,515)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,927)	(2,104)
Net cash used in financing activities	(17,155)	(39,999)
Net increase (decrease) in cash and cash equivalents	8,523	(80,275)
Cash and cash equivalents at beginning of period	51,372	117,443
Cash and cash equivalents at end of period	$59,895	$37,168